                                                                  EXHIBIT 2.1

                                                                  EXECUTION COPY



                            ASSET PURCHASE AGREEMENT

                                 BY AND BETWEEN

                               NASHUA CORPORATION

                                       AND

                               THE KENDALL COMPANY

                                   DATED AS OF

                                 APRIL 17, 1996

                           TABLE OF CONTENTS
                           -----------------
                                                                             Page
                                                                             ----

1.       SALE OF ASSETS; EXCLUDED ASSETS................................       1
2.       LIABILITIES OF SELLER..........................................       3
3.       PURCHASE PRICE.................................................       5
4.       PAYMENT OF PURCHASE PRICE AND PURCHASE
           PRICE ADJUSTMENT.............................................       5
5.       ALLOCATION OF THE PURCHASE PRICE...............................       7
6.       WARRANTY CLAIMS................................................       7
7.       SALE OF FACILITY...............................................       7
8.       BILL OF SALE...................................................       8
9.       ASSIGNMENT OF INTELLECTUAL PROPERTY............................       8
10.      INSTRUMENT OF ASSUMPTION.......................................       8
11.      LICENSE OF NAME................................................       8
12.      WATER BASED ADHESIVE LICENSE...................................       8
13.      UNION CONTRACTS................................................       8
14.      EMPLOYEES......................................................       9
15.      EMPLOYEE BENEFITS PLANS........................................       9
16.      SELLER'S REPRESENTATIONS AND WARRANTIES........................      10
17.      PRE-CLOSING COVENANTS OF SELLER................................      18
18.      ACCOUNTS RECEIVABLE............................................      18
19.      BUYER'S REPRESENTATIONS AND WARRANTIES.........................      19
20.      CLOSING........................................................      20
21.      CONDITIONS TO CLOSING..........................................      22
22.      BEST EFFORTS TO CONSUMMATE; FURTHER ASSURANCES.................      24
23.      PARTIES IN INTEREST; NO THIRD PARTY BENEFICIARIES..............      25
24.      BULK SALES ACT COMPLIANCE......................................      25
25.      NONCOMPETITION.................................................      25
26.      RECORDS........................................................      26
27.      BROKERAGE COMMISSION...........................................      26
28.      SURVIVAL OF REPRESENTATIONS AND WARRANTIES.....................      26
29.      SELLER'S INDEMNIFICATION.......................................      26
30.      SPECIAL ENVIRONMENTAL AGREEMENT................................      30
31.      BUYER'S INDEMNIFICATION........................................      31
32.      INDEMNIFICATION................................................      32
33.      EXCLUSIVE REMEDY...............................................      33
34.      SEVERABILITY...................................................      33
35.      COMPLETE AGREEMENT.............................................      34
36.      STRICT CONSTRUCTION............................................      34
37.      KNOWLEDGE OF SELLER DEFINED....................................      34
38.      EXPENSES.......................................................      34
39.      SALES TAX......................................................      34
40.      APPLICABLE LAW.................................................      34
41.      LITIGATION RELATING TO THE BUSINESS............................      34
42.      SECTION HEADINGS...............................................      35



                                                                             Page
                                                                             ----

43.      EXHIBITS.......................................................      35
44.      WAIVER.........................................................      35
45.      ASSIGNMENT.....................................................      35
46.      NOTICES........................................................      35
47.      PRESS RELEASES AND ANNOUNCEMENTS; CONFIDENTIALITY..............      36
48.      SPECIFIC PERFORMANCE...........................................      36
49.      COUNTERPARTS ..................................................      37


Attachment I             Product Lines

Schedule 1(c)            Real Property
Schedule 1(f)            Data Processing Assets
Schedule 1(g)            Trademarks
Schedule 1(k)            Equipment Leases
Schedule 4               December 31 Net Asset Disclosure
Schedule 4(b)(ii)        Closing Date Net Asset Disclosure
Schedule 7               Sale of Facility
Schedule 13              Union Contracts
Schedule 16(d)           Absence of Certain Changes or Events
Schedule 16(f)           Suitability of Purchased Assets
Schedule 16(h)           Intellectual Property
Schedule 16(i)           Inventory
Schedule 16(j)           Contracts
Schedule 16(k)           Advance Payments and Deposits
Schedule 16(l)           Employment Matters
Schedule 16(m)           ERISA
Schedule 16(n)           Litigation and Investigations
Schedule 16(o)           Product Liability History
Schedule 16(q)           Compliance with Laws; Permits
Schedule 16(r)           Environmental Matters
Schedule 16(v)           Consents of Third Parties
Schedule 37              Knowledge of Seller

Exhibit A                Access Easement
Exhibit B                Bill of Sale
Exhibit C                Assignment of Intellectual Property
Exhibit D                Instrument of Assumption
Exhibit E                Trademark License Agreement
Exhibit F                Temporary Services Agreement
Exhibit G                Water Based Adhesive License
Exhibit H                Opinion of Paul Buffum, Esq.
Exhibit I                Guaranty of Tyco International Ltd.
Exhibit J-1              Opinion of John H. Masterson, Esq.
Exhibit J-2              Opinion of Byron S. Kalogerou, Esq.

                            ASSET PURCHASE AGREEMENT
                            ------------------------

     This Agreement made on or as of the 17th day of April, 1996, by and between NASHUA CORPORATION ("Seller"), a Delaware corporation, having a principal place of business at 44 Franklin Street, Nashua, New Hampshire 03061 and THE KENDALL COMPANY ("Buyer"), a Delaware corporation, having a principal place of business at 15 Hampshire Street, Mansfield, Massachusetts 02048.

                               W I T N E S S E T H
                               -------------------
     WHEREAS, Seller is a diversified manufacturing company which has been engaged, through its Nashua Tape Products Division ("Nashua Tape"), in the business of selling a broad range of tape and adhesive products for various industrial and commercial uses, which products are principally manufactured by Nashua Tape ("Business"); and

     WHEREAS, the Business of Nashua Tape has been principally conducted at a facility located at 2600 7th Avenue, Watervliet, New York ("Facility"); and

     WHEREAS, the Business manufactures and sells those products described on ATTACHMENT I hereto ("Products"); and

     WHEREAS, Seller desires to sell and Buyer desires to purchase certain assets and assume certain liabilities of Nashua Tape relating to the Business as more fully described herein; and

     WHEREAS, the assets being purchased constitute a going concern.

     NOW, THEREFORE, in consideration of the mutual promises herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be bound, agree as follows:

     1.   SALE OF ASSETS; EXCLUDED ASSETS.
          --------------------------------

          1.1 Subject to the terms and conditions hereinafter set forth, Seller shall sell, transfer, convey and assign and deliver to Buyer, and Buyer shall purchase at the Closing (as defined below), free and clear of all Liens (as defined below) except as hereinafter described; all of Seller's right, title and interest in and to certain of the property and assets relating to the Business as set forth below:

               (a) The Business as a going concern and all customer relations and goodwill related thereto ("Goodwill");

               (b) All of Seller's tangible personal property used in the conduct of the Business and located at the Facility or in the possession of Nashua Tape's employees including Seller's furniture, fixtures, machinery, equipment, computers and tools;

               (c) Seller's land, buildings and building equipment located at 2600 7th Avenue, Watervliet, New York subject to any leasehold interests as more particularly described in SCHEDULE 1(c) attached hereto ("Facility" or "Real Property");

               (d) Seller's accounts receivable existing on the Closing Date (as defined below) relating to the Business ("Accounts Receivable");

               (e) All of the inventory of the Business (finished goods, work in process, raw materials and supplies) that exist on the Closing Date ("Inventory");

               (f) Seller's data processing equipment and related software used in the conduct of the Business and located at the Facility as more particularly described in SCHEDULE 1(f) attached hereto ("Data Processing Assets");

               (g) Seller's right, title and interest in and to those trademarks and tradenames used in the conduct of the Business which are set forth in SCHEDULE 1(g) attached hereto ("Trademarks");

               (h) To the extent necessary to make the Products, all of Seller's rights to copyrights, and copyright applications; and, to the extent documented, all trade secrets, processes, inventions, technical knowledge, formulae, know-how and similar property which are used in the Business, and all rights under patent and other intellectual property licenses with regard to the Business, but, except as provided by the Water Based Adhesive License, as hereinafter defined, excluding any and all proprietary information regarding the manufacture and application of Seller's water based adhesive and water dispersible release agent technology, included but not limited to formulations, know-how, trade secrets, processes and related properties (collectively such exceptions are referred to as "Seller's Water Based Technology" and where used singularly referred to as "Seller's Water Based Adhesive Technology" or "Seller's Water Based Release Agent Technology") ("Intellectual Property");

               (i) All of Seller's oral and written contracts relating to the Business, including open purchase and supply orders ("Contracts");

               (j) Seller's customer lists relating to the Business ("Customer Lists");

               (k) Seller's leasehold interests in equipment leases with regard to the Business as set forth in SCHEDULE 1(k) attached hereto ("Equipment Leases");

               (l) Seller's prepaid expenses existing on the Closing Date with regard to the Business (other than the Seller's insurance policies) which are transferable and of a benefit to Buyer;

               (m) Seller's pre-printed forms and other documents possessed by the Seller and used in the Business, including sales brochures, stationery, advertising literature, etc. ("Forms and Brochures");

               (n) Seller's business and operational records relating primarily to the Business, including customer files, collection and credit records, environmental compliance records, supplier lists, personnel records, accounting records, bills of material and vendor lists (collectively "Records"); and

               (o) All governmental licenses, permits, approvals, authorizations and registrations ("Permits") that are held by Seller and necessary to the operation of the Business, to the extent such Permits are freely transferable.

     All of the foregoing being hereinafter referred to as the "Purchased Assets" or the "Assets."

          1.2 Notwithstanding the provisions of Section 1.1 above, the Purchased Assets shall not include the following, regardless of whether such assets are related to the Business (the "Excluded Assets"): cash, cash equivalents, notes receivable, intercompany accounts, the Logistics Management Services Agreement dated as of November 8, 1995 between Seller and Logicorp, a division of Ryder Dedicated Logistics, Inc., the Employment Agreement dated July 5, 1989, with Robert A. Geiger, Seller's obligations to any employee of the Business with respect to incentive stay bonuses, rights under insurance policies of the Seller, litigation awards and/or proceeds which relate to events occurring on or prior to the Closing, investments, tax rebates and/or refunds, except as provided by Section 11 hereof, all rights to the names "Nashua" and "Nashua Tape," the logo and designs incorporating those names and all other assets of the Seller not used in connection with the Business.

     2. LIABILITIES OF SELLER. At the Closing, the Buyer, without further action or the execution of any other instruments, shall assume and shall perform, pay or discharge, as the same shall become due, the following liabilities relating to the Business:

          (a) accounts payable and accrued expenses of Nashua Tape as and in the amounts set forth on the December 31 Net Asset Disclosure, as hereinafter defined, and all accounts payable and accrued expenses of Nashua Tape which are incurred in the ordinary course of business after December 31, 1995 and prior and up to the Closing Date and which are required to be set forth on the Closing Date Net Asset Disclosure (as defined below) (the "Accrued Liabilities");

          (b) the Warranty Claims (as defined in Section 6), all obligations of the Seller arising under the Contracts from and after the Closing, the Union Contracts (as defined, and subject to the conditions set forth, in Section 13) and the employee benefit plan obligations referred to in Section 15 (together with the Accrued Liabilities, the "Assumed Liabilities");

          (c) Notwithstanding any implication to the contrary contained in Sections 2(a) and (b) hereof, Buyer shall not assume, pay or in any way be liable or responsible for any of the following debts, liabilities or obligations (collectively, the "Excluded Liabilities"):

               (i) any liability or obligation of Seller under this Agreement or on account of any of the transactions contemplated hereby, including, without limitation, any liability or obligation of Seller to attorneys, accountants, brokers, or others for services rendered or expenses incurred by or on behalf of Seller, and, except as otherwise provided herein, all other expenses associated with the transfer of the Purchased Assets or the Assumed Liabilities;

               (ii) any wages, salaries, bonuses, commissions, vacation or holiday pay, post retirement medical benefits, fringe benefits, long-term disability benefits, life insurance benefits, any duties, obligations or liabilities arising under any employee benefit plan, policy or practice, whether defined by Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended and in effect ("ERISA") or otherwise, relating to the employees of the Business or other amounts due to any employees or former employees of the Business which accrue on or prior to the Closing Date and which are not set forth on the Closing Date Net Asset Disclosure;

               (iii) any liabilities and obligations of Seller for any federal, state, provincial, local or foreign income, excise, sales, real estate, personalty, payroll or other taxes of any kind whatsoever payable with respect to the operations of the Business on or prior to the Closing Date and which are not set forth on the Closing Date Net Asset Disclosure;

               (iv) any liability or obligation of Seller relating to, resulting from, caused by, or arising out of the ownership, operation or control of the Business by Seller on or prior to the Closing Date, and which arises out of the following:

                    (A) any accident or occurrence occurring on or prior to the Closing Date resulting in personal injury, sickness, death, property damage, property destruction or loss of use of property arising out of or resulting from the operation of the Business by Seller,

                    (B) any breach of contract (other than Warranty Claims), workers' compensation claim or violation of any law or final order of any federal, state, judicial, quasi-judicial or governmental body, or

                    (C) any personal injury, sickness, death or property damage resulting from (i) occurrences occurring on or prior to the Closing Date arising out of a defect or alleged defect of products manufactured or sold by Seller prior to the Closing Date including, without limitation, any such liabilities or obligations for defects or alleged defects in design or failure to warn, or (ii) any negligence or alleged negligence in inspection, maintenance or service;

               (v) any liability or obligation of the Seller with respect to the Excluded Assets; and

               (vi) any and all claims, legal actions, suits, arbitrations, government investigations or other legal proceedings relating to, resulting from, caused by, or arising out of the ownership, operation, use or control of the Business by Seller on or prior to the Closing Date, including, without limitation, those identified on SCHEDULE 16(n).

     (d) Any and all liabilities or obligations of which may be incurred by Buyer following the Closing with respect to the Business which are neither Assumed Liabilities nor Excluded Liabilities are hereinafter referred to as "Unknown Liabilities."

     3. PURCHASE PRICE. In consideration for the purchase of the Purchased Assets and the assumption of the Assumed Liabilities, the Buyer shall pay to the Seller an amount equal to $28,000,000, subject to the Purchase Price Adjustment, as hereinafter defined (the "Purchase Price").

     4.   PAYMENT OF PURCHASE PRICE AND PURCHASE PRICE ADJUSTMENT.
          --------------------------------------------------------

          (a) The Purchase Price shall be paid by Buyer to Seller by federal funds wire transfer at the Closing.

          (b). Purchase Price shall be adjusted subsequent to the Closing as follows:

               (i). The Seller has delivered to the Buyer an unaudited summary of certain current assets and certain current liabilities of the Business as of December 31, 1995 (the "December 31 Net Asset Disclosure"). A copy of the December 31 Net Asset Disclosure is attached hereto as SCHEDULE 4. The excess of current assets of the Business over its current liabilities as set forth on the December 31 Net Asset Disclosure is referred to here in as the "December 31 Net Assets."

               (ii). Within forty-five (45) days following the Closing Date, the Buyer shall prepare and deliver to the Seller an unaudited summary of certain current assets and certain current liabilities of the Business as of the Closing Date (the "Closing Date Net Asset Disclosure"). Except as set forth in SCHEDULE 4(b)(ii), the Closing Date Net Asset Disclosure shall accurately reflect all Inventory, Accounts Receivable, prepaids and other assets, accounts payable and accrued expenses which are accrued on the books and records of the Seller, shall be prepared in accordance with generally accepted accounting principals ("GAAP") and shall in all material respects be prepared consistently with the December 31 Net Asset Disclosure. The excess of the current assets of the Business over its current liabilities as set forth on the Closing Date Net Asset Disclosure is referred to herein as the "Closing Date Net Assets." In the event that the Closing Date Net Assets have either increased or decreased by any amount from the December 31 Net Assets, the amount of the increase or decrease shall be paid by Buyer to Seller, (if the Closing Date Net Assets exceed the December 31 Net Assets) or by Seller to Buyer (if the December 31 Net Assets exceed the Closing Date Net Assets) (the "Purchase Price Adjustment"). The Purchase Price Adjustment shall be made by certified or bank check or, at the payee's option, by wire transfer in immediately available funds to a bank account designated by the payee not later than the close of business on the third business day immediately following the date on which the Purchase Price Adjustment is finally determined, and shall include simple interest on such amount at the prime rate or base rate of interest publicly quoted by Chase Bank as of and commencing on the Closing Date and continuing until the date of full payment hereunder. The Closing Date Net Asset Disclosure delivered by Buyer and the calculation of the Purchase Price Adjustment shall be final and binding on the parties hereto, unless within thirty (30) days following Buyer's delivery of the Closing Date Net Asset Disclosure to the Seller, Buyer receives from Seller a written statement setting forth in reasonable detail Seller's objections to such calculation. Seller and Buyer shall use reasonable efforts to resolve any such dispute, and such resolution shall be in writing and shall be final and binding on the parties hereto. Until the earlier to occur of (i) the mutual agreement of the Buyer and Seller as to the appropriate amount of the Purchase Price Adjustment, or (ii) the final determination of the Purchase Price Adjustment by the Independent Accountants as set forth below, Buyer shall allow Seller reasonable access to its books and records pertaining to the Business and cooperate with Seller during normal business hours for purposes of computing and/or verifying the information set forth in the Closing Date Net Asset Disclosure. If Seller and Buyer have not reached a final resolution of any dispute within thirty (30) days following Buyer's receipt of Seller's objections, such dispute shall be resolved by Ernst & Young LLP (the "Independent Accountants"). The fees and expenses of the Independent Accountants shall be paid one-half by Buyer and one-half by Seller. The determination of the Purchase Price Adjustment by the Independent Accountants shall be final and binding upon the parties hereto.

     5. ALLOCATION OF THE PURCHASE PRICE. The allocation of the Purchase Price among the Purchased Assets shall be mutually agreed upon between the Buyer and the Seller no later than 90 days following the Closing Date in order to reflect the fair market value of the Purchased Assets. The parties agree to use such allocation on IRS Form 8594 to comply with the provisions of Section 1060 of the Internal Revenue Code.

     6. WARRANTY CLAIMS. Buyer shall assume Seller's obligation and liability for warranty claims under Seller's written warranties covering Products manufactured prior to the Closing Date (the "Warranty Claims").

     7. SALE OF FACILITY. Seller shall convey title to the Facility by Bargain and Sale Deed with Covenant against Grantor's Acts and Lien Coverage and Buyer shall accept such title subject to all existing leasehold interests, all covenants, conditions, restrictions and easements of record so long as the Facility is not in violation thereof and any of the foregoing does not materially impair the use of the Facility for industrial purposes and subject further to an access easement to be reserved in the deed in the form of EXHIBIT A attached hereto (the "Access Easement"). Except as set forth in SCHEDULE 7 attached hereto, Seller is selling the Facility in "as is" condition and makes no other warranty, express or implied, with respect thereto. Buyer acknowledges that the buildings comprising the Facility may contain asbestos-containing materials on pipes and related areas. Buyer further acknowledges that it has fully and completely inspected the Facility and is satisfied with its conditions. This Section shall survive the delivery of the deed hereunder.

     8. BILL OF SALE. At the Closing, Seller and Buyer shall execute and deliver a bill of sale in the form of EXHIBIT B attached hereto (the "Bill of Sale") whereby Seller shall sell, transfer, convey, assign and deliver to Buyer all of Seller's right, title and interest in and to the Purchased Assets insofar as such are assignable. To the extent that the assignment of any Contract or Permit requires the consent of any other party, this Agreement shall not constitute a contract to assign the same if an attempted assignment would cause a breach of the same. If any such consent is not obtained prior to Closing, the Seller shall cooperate with the Buyer in any reasonable arrangement requested by the Buyer designed to provide the Buyer the benefits under any such Contract or Permit, including enforcement of any and all rights of the Seller against the other party thereto arising out of breach or cancellation thereof by such other party or otherwise.

     9. ASSIGNMENT OF INTELLECTUAL PROPERTY. At the Closing, Seller shall execute assignments of the Intellectual Property in the form of EXHIBIT C attached hereto.

     10. INSTRUMENT OF ASSUMPTION. At the Closing, Seller and Buyer shall execute and deliver an instrument of assumption in the form of EXHIBIT D attached hereto (the "Assumption Agreement"), whereby Buyer shall assume full responsibility from and after the Closing Date with respect to the Assumed Liabilities. Buyer shall satisfy its obligations with respect to the Assumed Liabilities by use of its best efforts and in a commercially reasonable manner.

     11. LICENSE OF NAME. At the Closing Seller and Buyer shall enter into a license agreement in the form of EXHIBIT E attached hereto (the "Trademark License").

     12. WATER BASED ADHESIVE LICENSE. At the Closing Seller and Buyer shall enter into a license agreement in the form of EXHIBIT F attached hereto whereby the Seller shall grant Buyer the right to use Seller's Water Based Adhesive Technology (the "Water Based Adhesive License"). Nothing herein shall be construed to provide Buyer with any rights to Seller's Water Based Release Agent Technology.

     13. UNION CONTRACTS. Nashua Tape is a party to those collective bargaining agreements set forth in SCHEDULE 13 attached hereto ("Union Contracts"). Buyer is a successor employer with respect to the Union Contracts. Buyer shall, as of the Closing Date, assume all of Seller's obligations accruing from and after the Closing Date with respect to the Union Contracts; PROVIDED, HOWEVER, that in lieu of assuming the Nashua Hourly Defined Benefit Plan or establishing a comparable defined benefit pension plan, Buyer may substitute a qualified defined contribution plan with monthly contributions by Buyer which will provide benefits equivalent to $40 per month per year of service (as determined on a reasonable actuarial equivalent basis by Buyer's actuary).

     14. EMPLOYEES. On or prior to the Closing Date, effective as of and conditioned on the occurrence of the Closing, the Buyer shall offer employment to all employees of Seller who are employed by Nashua Tape immediately prior to Closing, except for employees who are on long-term disability as of the Closing Date (the "Transferred Employees") and employees who are on short-term disability as of the Closing Date and are reasonably likely to be candidates for long-term disability. Seller agrees to encourage such employees to whom Buyer offers employment to accept employment with Buyer. Buyer shall offer to employ employees of Nashua Tape who are not union employees on terms and conditions, including salary and benefits, which, in the aggregate, are substantially equivalent to the terms and conditions of their employment by Seller immediately prior to Closing. Buyer shall offer to employ employees of Nashua Tape who are union employees pursuant to the terms and conditions of the Union Contracts.

     15.  EMPLOYEE BENEFITS PLANS.
          ------------------------

          (a) The rights of all Nashua Tape employees under the Seller's qualified defined benefit plans, to wit: Nashua Corporation's Retirement Plan for Salaried Employees and Nashua Corporation's Hourly Retirement Plan (each a "Defined Benefit Plan" and collectively the "Defined Benefit Plans") who become employees of Buyer shall be governed by the provisions of the Defined Benefit Plans as amended to the date of such employees' termination of employment with Seller. If it is determined that the sale of the Business and the termination of the employment of the employees of Nashua Tape as a result thereof did not constitute a "partial termination" of the Defined Benefit Plans, or either of them, within the meaning of Section 411(d)(3) of the Internal Revenue Code, then Seller shall take such steps as are necessary to amend such Defined Benefit Plan or Plans so that service with Buyer shall constitute service under such Defined Benefit Plan or Plans but only for purposes of and only to the extent that such service with Buyer would have constituted vesting service under such Defined Benefit Plan or Plans if such service had been rendered to Seller rather than Buyer.

     Buyer shall cause each individual who was an employee of Nashua Tape and who becomes an employee of Buyer within three (3) months of the Closing Date, to receive credit under each qualified plan (as determined under Section 401(a) of the Internal Revenue Code) maintained by Buyer for service with Nashua Tape for purpose of eligibility and vesting (but not benefit accrual). Buyer and Seller shall cooperate and exchange such information as may be necessary or appropriate to carry out the intention of this Section.

          (b) As soon as possible following the Closing Date, Buyer shall adopt a new section 401(K) savings plan and trust (or amend Buyer's existing 401(K) savings plans) ("Buyer's Plans") for the Transferred Employees. The level of employer matching contribution under Buyer's Plans shall be at least equivalent to the level of employer matching contribution under the Nashua Corporation Employees' Savings Plan and Trust ("Seller's Plan"). Buyer agrees that all service credited to the Transferred Employees under Seller's Plan for purposes of eligibility and vesting shall be credited to the Transferred Employees under Buyer's Plans. As soon as possible following Buyer's adoption of Buyer's Plans (but in no event more than 60 days following such adoption), Seller shall cause an amount in cash (or property acceptable to Buyer) equivalent to the entire account balances of the Transferred Employees to be transferred from the trust account maintained under Seller's Plan to the new trust maintained pursuant to Buyer's Plans, provided, however, that no such transfer shall be made until Buyer has received a favorable determination letter from the IRS as to the tax qualified status of Buyer's Plans or Buyer's counsel has provided an opinion reasonably satisfactory to Seller as to the tax qualified status of Buyer's Plans. Buyer and Seller agree to cooperate with each other to ensure the proper transfer of account balances as described above, and Seller agrees to provide Buyer with such information under Seller's Plan with respect to the Transferred Employees as Buyer shall reasonably request.

          (c) At or prior to the Closing, Buyer shall assume from Seller, as plan sponsor, all of the rights, duties and obligations of Seller with respect to the Transferred Employees under the group welfare benefit plans maintained by Seller for employees of the Business; PROVIDED, HOWEVER, that the Seller shall remain liable and shall hold Buyer harmless for obligations with respect to retirement medical benefits for all Nashua Tape employees who are not on active employment status as of the Closing.

          (d) Buyer shall assume all obligations of Seller accrued through the Closing Date to Transferred Employees with respect to vacation, sick leave and severance benefits. For all such assumed employee benefits and programs, Buyer shall credit Transferred Employees with tenure for their employment by the Seller and any predecessor to the Seller. If Buyer terminates the employment of any employee of the Business after Closing, Buyer shall be responsible for all obligations in connection with such termination, including, without limitation, obligations under the Worker Adjustment and Retraining Notification Act of 1988 or COBRA.

     16. SELLER'S REPRESENTATIONS AND WARRANTIES. Except as specifically set forth in the Schedules referenced in this Section 16, as the same may be amended prior to Closing, Seller represents and warrants to Buyer as follows:

          (a) ORGANIZATION AND GOOD STANDING. Seller has been duly organized and is validly existing and in good standing under the laws of the State of Delaware with full power and authority to own the Purchased Assets and operate the Business in the manner and places where the Business is presently being conducted.

          (b) NO DEFAULTS. Except where waivers or consents have been obtained, the consummation of the transactions contemplated herein will not violate or result in the breach of any term or provision of or constitute a default under the Certificate of Incorporation or By-Laws of Seller or constitute a default under any indenture, mortgage, deed or trust or other agreement or instrument to which Seller is a party, or by which it may be bound, nor will same result in the acceleration of any debt or liability of, or the creation of any lien against Seller, nor will same result in any violation of any other, writ, injunction or decree of any court, administrative agency or governmental body. Except where waivers or consents have been obtained, the execution of this Agreement and the performance of the covenants herein contemplated do not result in the creation of any lien, charge or encumbrance upon any of the Purchased Assets pursuant to any indenture, agreement or other instrument to which the Seller is a party, or by which the Seller is bound or by which the Business or Purchased Assets may be affected.

          (c) AUTHORIZATION. Seller's execution and delivery of this Agreement and the consummation of the sale contemplated in accordance with all the terms hereof have been duly authorized by all necessary corporate action of Seller. This Agreement is a valid and enforceable obligation of the Seller, enforceable in accordance with its terms except as such enforceability may be limited by general principles of equity or by applicable bankruptcy, insolvency or similar laws in effect which affect creditor's rights generally.

          (d)  ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth in
SCHEDULE 16(d) hereto, since December 31, 1995:

               (i) The Business has been conducted in the usual, regular and ordinary course in substantially the same manner as theretofore;

               (ii) There has not been any material adverse change in the corporate status, business, operations or financial or other condition of the Business or in the assets, properties, obligations, or liabilities thereof.

               (iii) With respect to the Business, Seller has not incurred any obligation or liability or made any disbursement or disposition of any of its properties other than in the ordinary course of business and except as fully reflected or
                                      -11-
     reserved against on the books of account of Seller or Nashua Tape;

               (iv) There has not been any material damage, destruction or loss, whether or not covered by insurance, regarding the Business or Purchased Assets;

               (v) Except as contemplated by this Agreement, there has not been any change in the accounting methods or practices followed by Seller relating to the Business or any change in depreciation methods or rates theretofore adopted;

               (vi) There has not been any material increase in the compensation or rate of compensation or commissions payable by Seller to any of the officers, employees, salesmen or agents of the Business;

               (vii) With respect to union labor relations, there has not been any actual or threatened work interruption or actual or threatened unfair labor practices in connection with any employees of the Business;

               (viii) Seller has exerted its best efforts to preserve the Business and to maintain the goodwill of the Business and its present customers and suppliers.

          (e). TITLE TO PURCHASED ASSETS. Seller has and shall convey to Buyer good and marketable title to, or a valid leasehold interest in, all of the Purchased Assets which do not constitute real property (the title to which shall be as provided by Section 7 of this Agreement), free and clear of all liens, claims, mortgages, security interests, pledges, conditional sales agreements, restrictions and encumbrances, or charges whatsoever (collectively, "Liens"), except for the Assumed Liabilities and such imperfections of title, liens and encumbrances, if any, as do not, individually or in the aggregate, materially detract from the value of or interfere with the present use of such properties or otherwise impair the operations of the Business.

          (f). SUITABILITY OF PURCHASED ASSETS. Except as set forth in SCHEDULE 16(f) hereto, the Purchased Assets and the Water Based Adhesive License include all of the rights of the Seller in the Products and such rights will furnish Buyer with all of the capacity and rights to formulate, manufacture, sell, ship and deliver the Products and perform the same services in the same manner as presently being manufactured or performed by the Seller with respect to the Business, including the capacity and rights to manufacture, use and sell all such Products and perform such services and conduct the Business in substantially the same manner without incurring any liability for license fees, royalties, claims of infringement of patents or trademark rights or claims or rights of others (except such claims or rights arising out of the Assumed Liabilities).

          (g) TANGIBLE PROPERTY. Seller has delivered to Buyer a true and complete list of all material tangible personal property owned by Seller used in the Business (other than Inventory) which list includes all material tangible personal property used in the Business.

          (h) INTELLECTUAL PROPERTY. The Seller does not own or otherwise use any patents in connection with the Business. Seller owns or has, royalty-free, the right to use all of the Intellectual Property. The property identified in
SCHEDULE 16(h) hereto constitutes all of the copyrights, copyright applications, licenses and royalty rights within the Intellectual Property. Except as set forth in SCHEDULE 16(h) hereto, Seller has not granted to any person, firm or corporation, any right, license or privilege in any of the Intellectual Property and, to the best knowledge of Seller, none of the Intellectual Property infringes upon similar rights of others, nor is there infringement by others in the rights represented thereby. Except as set forth in SCHEDULE 16(h) hereto, Seller's rights in all the Intellectual Property are freely assignable to Buyer. Seller possesses, and Buyer will obtain upon the transfers contemplated by this Agreement, all such rights necessary to continue to conduct the Business, and to utilize the processes and market the Products heretofore utilized and marketed in the conduct of the Business, without payment of any royalties, fees or other consideration. Provided, however, it is understood that Buyer is not obtaining any rights to (i) the names Nashua and Nashua Tape and the logo and designs incorporating those names except to the extent provided by the Trademark License and (ii) Seller's Water Based Technology except to the extent provided by the Water Based Adhesive License.

          (i) INVENTORY. All items of Inventory are of a quality and quantity salable or usable in the ordinary course of business, except for obsolete items and items of below standard quality, all of which have been written-off or written-down on the Seller's books and records. Except as set forth in SCHEDULE 16(i), all such inventories are valued on the Seller's books and records at the lower of cost (calculated using the first-in, first-out valuation method) or market and have net realizable market values in the ordinary course of business of not less than their book value.

          (j) CONTRACTS. SCHEDULE 16(j) sets forth a true and complete list of each oral and written arrangement (or group of related written arrangements) for the purchase or sale of raw materials, commodities, supplies, products or other personal property or for the furnishing or receipt of services which by its terms may not be terminated upon 30 days notice by the Seller without any premium, penalty or termination fee and (i) which calls for performance over a period of more than one year, (ii) which involves more than the sum of $1,000 or, in the case of open customer purchase orders or purchase orders from any one purchaser or group of related purchasers, involves in the aggregate more than $10,000 for any such one purchaser or group of related purchasers, or (iii) in which the Seller has granted manufacturing rights, "most favored nation" pricing provisions or marketing or distribution rights relating to any products or territory or has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from a certain party. Seller is not in default, to the best of Seller's knowledge no other party to any Contract is in default, and no notices of default been received by Seller with respect to the Contracts. All Contracts have been made in the ordinary course of business consistent with past practice.

          (k) ADVANCE PAYMENTS AND DEPOSITS. Except as set forth in SCHEDULE 16(k) attached hereto, no advance payments or deposits have been made to or with Seller with respect to the Business on any contracts or accounts.

          (l) EMPLOYMENT MATTERS. Except as set forth in SCHEDULE 16(l) attached hereto, in connection with its operation of the Business Seller has complied in all material respects with all applicable laws, rules and regulations relating to the employment of labor, including those relating to wages, hours, collective bargaining, health and safety and the payment or withholding of taxes. Seller has withheld from amounts paid to employees of the Business, and, to the extent due, have paid to the appropriate governmental agencies, all taxes or other amounts required to be withheld by law or agreement, including, without limitation, social security, federal, state and local withholding taxes. Seller is not liable for any arrears of wages or of any taxes or penalties for failure to comply with any of the foregoing. Except as set forth in SCHEDULE 16(l) attached hereto, to the best knowledge of Seller, the employment of all persons presently employed by Seller in the Business is terminable at will without any penalty or severance obligation of any kind, except as set forth in any written employment agreement referred to elsewhere herein.

          (m)  ERISA. With respect to the Business and except as described in
SCHEDULE 16(m) hereto, Seller is not a party to any written or oral deferred or incentive compensation agreement or employee welfare, benefit or pension plan with or for the benefit of any employee of the Business (collectively "Employee Benefit Plans"). Except as set forth in SCHEDULE 16(m), all Employee Benefit Plans which are pension benefit plans within the meaning of the Employee Retirement Income Security Act of 1974, as amended, ("ERISA") are qualified plans within the meaning of Section 401(a) of the Internal Revenue Code and have received a favorable determination letter from the Internal Revenue Service regarding their qualification under such section. All Employee Benefit Plans are structured and operated in material compliance with ERISA and the rules and regulations promulgated pursuant thereto and in material compliance with all other applicable laws and regulations. All contributions required to be paid by Seller to any Employee Benefit Plan by the terms of the Plan and/or by reason of the minimum funding standards of ERISA for periods ending on or before the Closing Date have been paid by the Closing. All reporting, disclosure, fiduciary and other requirements and limitations imposed by the Internal Revenue Code and rulings and regulations thereunder, applicable to the Employee Benefit Plans have been met in all material respects and no application for funding, waivers, rulings, determination letters, advisory opinions or prohibited transaction exemptions are pending before the United States Department of Labor, the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any of the Employee Benefit Plans. No Employee Benefit Plan is the subject of any lawsuit, arbitration or other proceeding concerning any benefit claim (other than actions seeking qualified domestic relations orders), breach of fiduciary duty or other matter, whether brought by or against a participant, a beneficiary, a trustee, a plan administrator, Seller or any officer, employee or director thereof. With respect to the Business, Seller is not a contributing employer to nor does it have any obligation under any "multi-employer plan" within the meaning of ERISA.

          (n) LITIGATION; INVESTIGATIONS. Except as set forth in SCHEDULE 16(n) attached hereto, Seller is not engaged in or, to the best of Seller's knowledge, threatened with any suit, action or proceeding which might give rise to any claim against the Business or which might affect the Business; and Seller is not subject to any outstanding judgment, order, decree or injunction of any court or governmental body with respect to the Business.

          (o) PRODUCT LIABILITY HISTORY. Except as set forth in SCHEDULE 16(o) attached hereto, there has not been any material liability, claim or obligation arising from or alleged to arise from any actual or alleged injury to persons or property as a result of the ownership, possession, or use of any product manufactured or sold by Nashua Tape.

          (p) TAXES. Seller has timely and properly filed all federal, state, county and local tax returns, reports and estimates for all years and periods (and portions thereof) for which such returns and periods or estimates were due with respect to the Business (including, without limitation, those taxes due in respect of income, gross receipts, sales, use, withholding, employment, franchise, transfer and property taxes) and has paid, accrued or withheld all amounts required to be paid, accrued or withheld with respect to the Business. Each such tax return and report required to be filed with respect to the Business was correct and complete in all material respects.

     Seller has properly withheld accurate amounts from its employees in compliance with the tax withholding provisions of the Internal Revenue Code of 1986, as amended, and other applicable federal, state and local laws. All payments due from Seller with respect to the Business on account of employee income tax withholding or social security and unemployment taxes in respect of years or periods ending on or prior to the Closing Date were duly paid prior to the Closing Date, or are otherwise accrued on the Closing Date Net Asset Disclosure.

          (q)  COMPLIANCE WITH LAWS; PERMITS. Except as set forth in
SCHEDULE 16(q) attached hereto, Seller has complied in all material respects with all applicable statutes and regulations of the United States of America and of all state, municipalities and agencies of any thereof, respecting the conduct of the Business and the maintenance and operation of the Purchased Assets (except for laws protecting the environment or relating to the storage or disposal of hazardous waste materials which are the subject of the special warranty set forth in Section (16)(r) hereof). Seller holds all Permits necessary to conduct the Business in the same manner as it has been conducted heretofore, except where the failure to hold such a Permit would not have a material adverse effect on the business, assets, properties, condition (financial or otherwise) or prospects of Nashua Tape (a "Material Adverse Effect"). All Permits held by Nashua Tape are listed in SCHEDULE 16(q) attached hereto. All of the Permits are up to date and in good standing, and no fees or charges are currently due with respect thereto, except to the extent accrued on the books and records of the Seller.

          (r) ENVIRONMENTAL MATTERS. Except as set forth in SCHEDULE 16(r) hereto:

               (i) Seller has been and is conducting the Business in substantial compliance with all federal, state and local laws, rules and regulations governing environmental protection and with all applicable pollution standards.

               (ii) Seller has obtained and is in compliance with all permits which it is required by law to have as of the Closing Date and which are material to its ability to carry on the Business as it is presently being conducted, relating to:

                    (A) pollution or protection of the environment, including, without limitation, all permits relating to emissions, discharges, pollutants, contaminants, or hazardous or toxic materials or wastes into ambient air, surface water, ground water or land, or

                    (B) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or hazardous or toxic materials or wastes, and the transactions contemplated hereby will not alter or impair any such permits.

               (iii)  In connection with the conduct of the Business:

                    (A) There are no conditions, circumstances, activities, practices, incidents, actions or plans which would materially interfere with or prevent compliance or continued compliance with any existing environmental laws or with any existing regulation, code, order, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant, chemical, or industrial, toxic or hazardous material, substance or waste;

                    (B) No release, emission or discharge into the environment of any hazardous substance (as that term is currently defined under the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") or any applicable analogous state law) is currently occurring in connection with the conduct of the Business beyond the permissible levels provided for in any applicable permits; and

                    (C) There are no outstanding judicial or administrative notices, demand letters, complaints, orders, judgments or decrees concerning any federal, state and local laws, rules and regulations governing environmental protection or applicable pollution standards.

          Nothing in this Agreement shall render Seller liable in any way for the consequences of any actions of Buyer in operating the Business after the Closing.


               (s)  DECEMBER 31 NET ASSET DISCLOSURE. Except as set forth in
SCHEDULE 4(b)(ii), the items set forth on the December 31 Net Asset Disclosure has been prepared in accordance and consistent with GAAP and with past divisional reporting and accounting practices of Nashua Tape, and fairly presents the financial information set forth therein and no adjustments are or will be required to make such disclosures not misleading.

               (t) FULL DISCLOSURE. The documents delivered or to be delivered by Seller pursuant to this Agreement are true copies of all such documents. All statements contained in any exhibit, schedule, certificate or other instrument delivered by or on behalf of Seller in accordance with this Agreement shall be deemed representations and warranties of the Seller when made. No representation, warranty, covenant or statement by Seller in this Agreement (including any exhibits or schedules annexed hereto) contains or will contain any untrue statement of a material fact, or omits or will omit a material fact known to Seller, the omission of which will make the statement contained herein or therein misleading.

          (u) ACCOUNTS RECEIVABLE. All of the notes, accounts and royalties receivable of Nashua Tape arose in the ordinary course of the business, constitute valid and binding claims of Nashua Tape against independent third parties and are collectible, in the aggregate, in amounts not less than as reflected in Seller's books and records or financial statements. None of the notes, accounts and royalties receivable are subject to any rights of set-off.

          (v) CONSENTS OF THIRD PARTIES. Except as set forth in SCHEDULE 16(v), no consent, approval or agreement of any person, party, court, government or entity is required to be obtained by the Seller in connection with the execution and delivery of this Agreement which has not already been obtained by Seller.

     17. PRE-CLOSING COVENANTS OF THE SELLER. Seller hereby covenants with Buyer as follows:

          (a)  Prior to Closing the Seller will use its best efforts to obtain:

               (i) Consents of third parties to the assignment to Buyer of all material contracts, permits, registrations, leases, licenses and agreements relating to the Business that may be required in accordance with the terms and conditions of such contracts, permits, registrations, leases, license and agreements; and

               (ii) Novation agreements to all such contracts, permits, registrations, leases, licenses and agreements that may not be so assignable.


          (b) Immediately upon Closing, Seller will give over to Buyer all the books, records, accounts, contracts, correspondence and other documents and all files which have been regularly maintained by it with respect to the Business, which books, records, etc. will be maintained by Buyer for the benefit of both Buyer and Seller at its place of business in a safe, fireproof location.

     18. ACCOUNTS RECEIVABLE. From and after the Closing Date, Seller may, from time to time receive payments from Nashua Tape's customers which are on account of accounts receivable of Buyer. Seller shall remit any such amount to Buyer within ten (10) business days of receipt.

     19. BUYER'S REPRESENTATIONS AND WARRANTIES. Buyer represents and warrants to Seller as follows:

          (a) Buyer has been duly organized and is validly existing and in good standing under the laws of the State of Delaware with full power and authority to own its assets and operate its business in the manner and places where such business is presently being conducted.

          (b) Buyer is not engaged in or threatened with any suit, action, proceeding, governmental investigation or other controversy, which might give rise to any claim against it or which might materially affect any of its contractual rights or its business, nor is there any basis for any such suit, action, proceeding, governmental investigation or other controversy known to Buyer; and Buyer is not subject to any outstanding judgment, order, decree or injunction of any court or governmental body.

          (c) Except for any filings pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, no consent, approval or authorization of, or designation, declaration or filing with any governmental authority or other third party on the part of Buyer is required in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated herein.

          (d) This Agreement and the various documents, instruments and agreements called for herein have been duly authorized, executed and delivered by the Buyer, and constitute legal, valid, binding obligations of Buyer, enforceable against Buyer in accordance with its terms except as such enforceability may be limited by general principles of equity or by applicable bankruptcy, insolvency or similar laws in effect which affect creditor's rights generally.

          (e) Subject to Seller's compliance with its obligations under this Agreement, Buyer has the capability and facilities necessary to operate the Business after the Closing.

          (f) The documents delivered or to be delivered by or on behalf of Buyer pursuant to this Agreement are true copies of all such documents. All statements contained in any exhibit, schedule, certificate or other instrument delivered by or on behalf of Buyer in accordance with this Agreement, shall be deemed representations and warranties of Buyer when made. No representation, warranty, covenant or statement by Buyer in this Agreement (including any exhibits or schedules annexed hereto) contain any untrue statement of a material fact, or omits or will omit a material fact known to Buyer, the omission of which will make the statement contained herein or therein misleading.

          (g) Buyer has been provided the opportunity to conduct due diligence and to obtain such information about the Business and the Purchased Assets as the Buyer deems relevant. The Buyer has not relied on any oral statement, representation or warranty as to the Purchased Assets. Buyer understands and acknowledges that no representation or warranty is being made by Seller, or any of its affiliates or representatives, as to the future operations or prospects of Nashua Tape and Buyer is not relying on any forecasted operating results or budgets with respect to Nashua Tape prepared by or on behalf of Seller.

     20. CLOSING. The time, place and manner of closing this transaction shall be as follows:

          (a) The closing of the transactions contemplated by this Agreement and the payment of the Purchase Price shall take place on the third business day following the date on which all conditions set forth in Section 21 have been satisfied (the "Closing" or the "Closing Date") at the offices of Hale and Dorr, 60 State Street, Boston, Massachusetts, or such other date and place as may be mutually agreed upon by the parties. The Closing shall be effective and the transfer of ownership of the Purchased Assets and assumption of the Assumed Liabilities shall be deemed to have occurred as of the close of business on the date of the Closing.

          (b) At the Closing, all transactions shall be conducted substantially concurrently and no transaction shall be deemed to be completed until all are completed.

          (c) At the Closing, Seller shall execute, acknowledge and deliver to Buyer necessary instruments, in form and substance reasonably satisfactory to counsel for Buyer and Seller, as may be required or as may be appropriate to transfer to Buyer title to the Purchased Assets as required by this Agreement, including:

               (i)  The Bill of Sale;

              (ii)  The deed for the Facility, including the Access Easement;

             (iii)  The assignments described in Section 9 hereof;

              (iv)  The Trademark License;

               (v)  The Water Based Adhesive License;

               (vi) A temporary services agreement in the form of Exhibit G attached hereto (the "Temporary Services Agreement");

              (vii) An officer's certificate as to the accuracy of the representations and warranties set forth herein and as to the absence of material adverse changes; and

             (viii) An opinion of Paul Buffum, Esq., dated the date of the Closing and substantially in the form of Exhibit H attached hereto.

          (d). At the Closing, Buyer shall, upon due performance by the Seller of its obligations hereunder, execute, issue or deliver to Seller as the case may be:

               (i) An amount equal to the Purchase Price via federal funds wire transfer;

              (ii)  The Assumption Agreement;

             (iii)  The assignment described in Section 9 hereof;

              (iv) A guaranty of Tyco International Ltd. ("Tyco") in the form of Exhibit I attached hereto;

               (v)  The Trademark License;

              (vi)  The Water Based Adhesive License;

             (vii) Evidence of compliance with Sections 13, 14 and 15 hereof (relating to collective bargaining agreements, employees and employee benefits plans);

            (viii) Opinions of Buyer's counsel, dated the date of the Closing, and substantially in the form of EXHIBITS J-1 and J-2 attached hereto; and

              (ix)  The deed for the Facility, including the Access Easement;

               (x)  The Temporary Services Agreement; and

              (xi) All necessary documents as counsel for Seller may reasonably determine as required or appropriate to assume the obligations which Buyer has agreed to assume hereunder.

          (e) The parties shall deliver at the Closing such certificates and other documents not theretofore delivered as may be required to be delivered by this Agreement or the delivery of which is required to satisfy the conditions herein expressed.

     21.  CONDITIONS TO CLOSING.

          21.1 CONDITIONS PRECEDENT TO THE OBLIGATION OF SELLER. The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by the Seller) on or prior to the Closing of the following conditions:

               (a) All of the agreements and covenants contained in this Agreement that are to be complied with, satisfied or performed by Buyer on or before the Closing Date shall, in all material respects, have been complied with, satisfied and performed;

               (b) All of the representations and warranties made by Buyer in this Agreement shall be true and correct in all respects both on and as of the date of this Agreement and on and as of the Closing Date;

               (c) The Seller shall have obtained all of the waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices, as may be required by or with respect to the Seller in connection with the transactions contemplated by this Agreement, except for any which if not obtained or effected would not have a Material Adverse Effect or materially impair the ability of the parties to consummate the transactions contemplated by this Agreement.

               (d) No action, suit, investigation or proceeding shall be threatened or pending before any court or governmental agency by any governmental agency, entity or person to restrain, prohibit, collect damages as a result of or otherwise challenge this Agreement or the transactions contemplated hereby; and

               (e) All releases of any liens, mortgages, pledges, security interests, restrictions, charges of other similar encumbrances or consents of lenders affecting the Business shall have been received.

          21.2 CONDITIONS PRECEDENT TO THE OBLIGATION OF BUYER. The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by the Buyer) on or prior to the Closing of the following conditions:

               (a) All of the agreements and covenants contained in this Agreement that are to be complied with, satisfied or performed by Seller on or before the Closing Date shall, in all material respects, have been complied with, satisfied and performed;

               (b) All of the representations and warranties made by Seller in this Agreement shall be true and correct in all respects both on and as of the date of this Agreement and on and as of the Closing Date. It is understood and agreed that all of the representations and warranties contained in Section 16 of this Agreement that are not expressly limited to some other date shall be deemed to state the facts contained therein as they existed both as of the date of this Agreement and as of the Closing Date; and

               (c) The Seller shall have obtained all of the waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices, as may be required by or with respect to the Seller in connection with the transactions contemplated by this Agreement, except for any which if not obtained or effected would not have a Material Adverse Effect or materially impair the ability of the parties to consummate the transactions contemplated by this Agreement;

               (d) No action, suit, investigation or proceeding shall be threatened or pending before any court or governmental agency by any governmental agency, entity or person to restrain, prohibit, collect damages as a result of or otherwise challenge this Agreement or the transactions contemplated hereby; and

               (e) The Board of Directors of Tyco (the "Tyco Board") shall have duly approved the transactions contemplated by this Agreement no later than April 22, 1996. In the event the Seller does not receive written notice from Buyer by the close of business on April 22, 1996 that the Tyco Board has not given such approval, this condition shall be deemed satisfied.

          21.3 HART-SCOTT-RODINO. The parties agree that the Closing is expressly conditioned upon the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") having expired or the parties having received written confirmation from the United States Government of the early termination of the waiting period or other notification that the parties may proceed with the Closing.

     Buyer and Seller shall make an HSR Act filing no later than April 18, 1996 (the "HSR Filing Date"), and shall coordinate their filing dates to enable contemporaneous filing. Buyer shall pay all fees required in connection with such filings (other than Seller's legal fees). Both parties shall use reasonable efforts to advance the HSR Act filing in good faith. Buyer and Seller shall cooperate with each other and promptly take or cause to be taken all actions and do or cause to be done all things necessary, proper or advisable to obtain favorable review of the proposed transaction under the HSR Act, which efforts shall include, without limitation, except as otherwise may be required by applicable law, obtaining mutual agreement concerning agency appearances and submissions and allowing each party or its attorneys to (1) assist in all preparation for any agency interviews, depositions or voluntary agency appearances and attend such appearances to the extent permitted by agency rules and (2) review in advance of submission any written materials to be submitted to the agency, all to the extent consistent with applicable law. Each of the parties agrees to use reasonable efforts to resolve any objections that may be asserted with respect to the transaction hereunder by the Department of Justice, the Federal Trade Commission, any State Attorney General or any other governmental entity (including, without limitation, objections under any antitrust laws); PROVIDED, HOWEVER, that neither party shall be required to comply with any condition or restriction, including, without limitation, the disposition of assets, which would materially adversely impact the economic or business benefits of the transactions contemplated hereby. The parties agree to use reasonable efforts to take such action as may be required: (a) by the Department of Justice, the Federal Trade Commission, any State Attorney General or any other governmental entity in order to resolve such objections as any of them may have to the transaction hereunder, or (b) by any federal or state court of the United States, in any suit brought by a private party or governmental entity challenging the transaction hereunder as violative of the antitrust laws, in order to avoid the entry of, or to cause the withdrawal or voiding of, any injunction, temporary restraining order or other order which has the effect of preventing the consummation of the Agreement.

          21.4 TERMINATION. In the event a suit is instituted challenging the transactions contemplated hereunder as violative of any antitrust laws, or if an HSR Act investigation ensues which continues beyond the 30th day following the HSR Filing Date (the "30th Day"), then at any time during the three (3) business days following the 30th Day, the Buyer and the Seller shall each have the unilateral right to cancel this Agreement and neither party shall have any further obligations hereunder to the other, except for breach. In the event an HSR Act investigation ensues which continues beyond the 60th day following the HSR Filing Date (the "60th Day"), then at any time following the 60th day, the Buyer and Seller shall each have the unilateral right to cancel this Agreement and neither party shall have any further obligations hereunder to the other, except for breach.

     22. BEST EFFORTS TO CONSUMMATE; FURTHER ASSURANCES. Each of the parties agrees to use its best efforts to complete the purchase and sale of assets as contemplated by this Agreement, and in so doing, to satisfy each and all of the conditions to the Closing set forth herein. From time to time on and after the Closing Date, at Buyer's request, Seller will execute and deliver such further instruments of conveyance, transfer and assignment and take such other action as Buyer may require to more effectively convey and transfer to Buyer any of the assets, property and rights to be sold hereunder and will assist Buyer in the collection or reduction to possession of such assets and property. Buyer shall deliver or cause to be delivered such additional instruments and do and perform all such other acts as may reasonably be required by Seller for the purpose of carrying out this Agreement.

     23. PARTIES IN INTEREST; NO THIRD PARTY BENEFICIARIES. This Agreement shall inure to the benefit of and be binding upon the parties named herein and their respective successors and assigns. Nothing in this Agreement, express or implied, is intended to confer upon any person other than the parties named herein and their respective successors or assigns any rights or remedies under or by reason of this Agreement.

     24. BULK SALES ACT COMPLIANCE. Seller and Buyer mutually agree to waive each other's compliance with any applicable bulk sales law.

     25.  NONCOMPETITION.
          --------------
          (a) Seller, by execution hereof, agrees that for a period of five (5) years (the "Noncompetition Period") following the Closing, Seller will not for itself or on behalf of any other person, partnership, trust, corporation or other entity, other than Buyer, for whatever reason engage, directly or indirectly, in the manufacture or sale of any tape product which is competitive with any Product set forth on ATTACHMENT I.

          (b) Seller agrees that Seller will not at any time during the Noncompetition Period, directly or indirectly, for itself or any person or entity, solicit, or endeavor to entice away from the Buyer any employee of the Business.

          (c) Seller agrees that this Section is necessary to maintain the customer base and goodwill of the Business, and to assist Buyer in the orderly transfer of the management of the Business.

          (d) Notwithstanding anything contained in this Agreement to the contrary, the Buyer acknowledges that Seller may be licensing or selling in the same or similar industry Seller's Water Based Adhesive Technology to third parties engaged in businesses which are competitive with the Business and such future activities of Seller will not be deemed to violate the terms set forth in this Section.

          (e) If in any judicial proceeding, a court shall refuse to enforce this Section, whether because the time limit is too long or because the restrictions contained herein are more extensive (whether as to geographic area, scope of business or otherwise) than is necessary to protect the business and goodwill of the Buyer, it is expressly understood and agreed between the parties hereto that this Agreement be modified to the extent necessary to permit this Agreement to be enforced in any such proceedings.

     26. RECORDS. Buyer shall keep the Records for a period of eight (8) years from the Closing Date. Buyer shall provide Seller with copies of any of the Records requested by Seller and the original of any of the Records required by Seller in any litigation, audit or other adversarial context within ten (10) business days of any request by Seller and shall make its offices available for Seller during normal business hours. Buyer shall provide the Seller with prompt written notice if at any time the Records are moved to a new location, which notice shall identify the new location.

     27. BROKERAGE COMMISSION. Seller has engaged the firm of Chase Securities, Inc. to assist it in connection with the transaction contemplated by this Agreement. Seller shall be solely responsible for the fees and expenses of such firm pursuant to its contract therewith. Except for the foregoing, Seller and Buyer each represent and warrant to the other that they have dealt with no brokers or finders in connection with this transaction.

     28. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The parties hereto acknowledge that all of the representations and warranties contained in Section 16 of this Agreement shall survive the Closing of this transaction for a period of nine (9) months except for representations and warranties which relate to Taxes (as defined below), title or environmental matters which representations and warranties shall survive for as long as the applicable statute of limitations.

     29.  SELLER'S INDEMNIFICATION.
          ------------------------

          (a) Subject to the limitations set forth in subsections (c), (d), (e) and (f) of this Section 29, Seller agrees to defend, indemnify, protect and hold Buyer harmless from any and all suits, claims, defenses, proceedings, hearings and any other actions (collectively referred to in this Section as "Claims") and any and all expenditures, damages, losses, liabilities, judgments, expenses (including, without limitation, expenses of litigation and reasonable legal fees), costs and disbursements (collectively referred to in this Section as "Costs") which may at any time be incurred by, imposed upon, or asserted or awarded against Buyer with respect to or resulting from:

               (i) any federal, state and/or local environmental and/or cleanup statutes, laws, rules, regulations, ordinances, orders, decrees, which are applicable to the Business or Purchased Assets and which arise from the ownership, operation and/or the condition of the Business or Purchased Assets prior to the Closing of the transactions contemplated by this Agreement;

               (ii) Any breach of representation or warranty, omission from any representation or warranty under Section 16 of this Agreement, or from any misrepresentation in or omission from any schedule, certificate or other instrument furnished under this Agreement (but only for the period such warranty survives the Closing pursuant to Section 28 hereof);

               (iii) Any failure by Seller to perform any obligation or duty required to be performed by it under any provision of this Agreement;

                (iv)  Unknown Liabilities; and

                 (v)  Excluded Liabilities.


          (b) The obligations and liabilities of Seller with respect to Claims resulting from the assertion of the matters to be indemnified against shall be subject to the following terms and conditions:

               (i) In the case of any assertion, claim or demand requiring the incurring of any Costs in connection with the performance of investigatory, removal or remedial work with respect to environmental conditions for which Buyer may seek indemnification, Buyer shall permit Seller to conduct and control such work (at its sole expense) in cooperation with Buyer, and shall give Seller access to the Facility and to books and records in Buyer's possession or control as may be required and will make available relevant employees of Buyer as may be reasonably required.


          (c) Notwithstanding anything contained in this Agreement, the obligation of Seller to indemnify Buyer with respect to environmental contamination of the Facility shall be subject to the limitations contained in this subsection (c). The reports, studies and other investigation results identified in SCHEDULE 16(r) hereto provide to the best of Seller's knowledge the extent of the environmental contamination of the Facility as of the Closing Date ("Existing Contamination"). Seller acknowledges and agrees that, as between Buyer and Seller remediation of the Existing Contamination is not the responsibility of Buyer. Seller shall, in a commercially reasonable manner, take such steps as are necessary to remediate the Existing Contamination so as to satisfy the requirements of either the New York State Department of Environmental Conservation or the United States Environmental Protection Agency or any other agency which asserts jurisdiction over the Existing Contamination (the "Agency") and, in furtherance thereof, Seller shall reserve in the deed to the Facility an easement for access to the Facility as set forth in the Access Easement. Buyer shall be solely responsible for any and all environmental contamination resulting from its operations or ownership and occurring after the Closing.

Seller's indemnity to Buyer with respect to the environmental contamination set forth in this Section 29 shall inure solely to the benefit of Buyer and any claim for such indemnity by Buyer shall be prohibited with respect to, and to the extent of, any environmental contamination which was caused at any time by any successor in title to Seller. For purposes of this Agreement environmental contamination shall mean pollutants, contaminants and chemical, industrial and hazardous materials and waste, and shall include, but not be limited to, all substances regulated under all federal, state and local laws, statutes, regulations and ordinances related to pollution or protection of the environment.

          (d) Notwithstanding anything in this Section 29 or elsewhere in this Agreement to the contrary, the amount recoverable from the Indemnifying Party (as defined below) in respect of any claim for indemnity shall be calculated after taking into account:

               (i) the extent to which, acting reasonably, the Indemnified Party (as defined below) mitigates or should have mitigated the claim or cost suffered including costs incurred in any settlement or arising out of any legal proceedings; and

               (ii). the value of any corresponding saving for the Buyer which results from the matter giving rise to the claim.


          (e) The Seller shall not be liable in respect of any claim for indemnity under Sections 29(a)(ii) and (a)(iv) insofar as the amount recoverable from the Seller under such claim, when added to all the other amounts recoverable under all claims for indemnity under Sections 29(a)(ii) and (a)(iv) made by the Buyer, exceeds $2,000,000.

          (f) The Seller shall not be liable in respect of any claim of indemnity under Sections 29(a)(ii) and (a)(iv) to the extent that:

               (i) the amount recoverable in respect of the facts or matters giving rise to any such claim shall be less than $10,000; or

               (ii) the amount recoverable in respect of the facts or matters giving rise to any claim under Sections 29(a)(ii) and (a)(iv) shall, together with all other amounts recoverable from Seller with respect to all other claims under Sections 29(a)(ii) and (a)(iv), be less than $175,000 in the aggregate. For the avoidance of doubt no amount which would fail to be recoverable against the Seller pursuant to (i) above shall be included for the purpose of calculating the amount of $175,000 aforesaid.

          (g) Any payment by the Seller under this Agreement to Buyer shall reduce by that amount any claim in respect of the same subject matter by the Buyer and Buyer shall take all necessary action so far as it is able to ensure that there shall be no duplication of any claim of indemnity relating to the same subject matter under this Agreement.

          (h) Upon payment by Seller of any claim for indemnification pursuant to this Section 29, Seller shall be subrogated to the rights of Buyer, if any, to receive payments from third parties with respect to such claim.

          (i) Any Costs actually paid by Buyer shall bear simple interest at the prime or base rate of Chase Bank from the date Seller is notified of such Costs, in accordance with Section 46 of this Agreement, until the date Seller reimburses Buyer for such costs.

          (j) Tax Matters.

               (i) Taxes Through Closing Date.
                   --------------------------

                    (A) Seller shall be solely responsible for and shall indemnify and hold harmless Buyer with respect to all taxes, fees, duties or similar charges, including, without limitation, net income, gross income, gross receipts, sales, use, occupancy, excise, ad valorem, payroll, profits, withholding, employment or real or personal property taxes and any interest, penalties or additional amounts with respect thereof imposed by any taxing authority ("Taxes") with respect to the Business for or pertaining to all periods up to an including the Closing Date except to the extent accrued for on the Closing Date Net Asset Disclosure, and Buyer shall be responsible for an indemnify and hold harmless the Seller for all Taxes with respect to the Business for or pertaining to all periods thereafter. Any claim for indemnification hereunder shall be subject to the procedures set forth in
Section 32 hereof.

                    (B) Buyer and Seller agree that, in accordance with the "Alternative Procedure" provided in Section 5 of Revenue Procedure 84-77 1984-2 Cumulative Bulletin 753, with respect to filing and furnishing Internal Revenue Service Forms W-2, W-3 and 941, from and after the Closing Date (i) Buyer and Seller shall report on a "predecessor-successor" basis with respect to any of Seller's employees which buyer employs after the Closing Date, (ii) Seller shall be relieved of furnishing forms W-2 to such employees to whom it would have been obligated to furnish such form for the present calendar year, and (iii) Buyer shall assume the obligations of Seller to furnish such forms to employees for the present calendar year.

               (ii) COOPERATION AND EXCHANGE OF INFORMATION. Each party hereto shall provide the other with such cooperation and information as each may reasonably request with respect to the filing of any tax return, amended return or claim for refund, the determination of a liability for taxes, or a right to refund of taxes, or the conduct of any audit or other proceeding in respect of taxes. Such cooperation and information shall include providing copies of all relevant tax returns, together with accompanying schedules and related work papers, documents relating to rulings or other determinations by taxing authorities, and records concerning the ownership and tax basis of property, which either party may possess concerning the Business. Each party shall make its employees available to the other on a mutually convenient basis to provide explanation of any documents or information provided hereunder. Notwithstanding the foregoing, neither party shall be required to prepare any documents, or determine any information not then in its possession in response to a request under this Section. Buyer shall retain all returns, schedules and work papers and all material records or other documents relating thereto, until the expiration of the period of time beginning on the Closing Date and ending on the date on which taxes may no longer be assessed under the applicable statutes of limitation, including the period of waivers or extensions thereof. Any information obtained under this Section shall be kept confidential, except as may be otherwise necessary in connection with the filing of returns or claims for refund or in conducting any audit or other proceeding.

          (k) The limitations on indemnity set forth in subsections (e) and (f) of this Section 29 shall in no event be applicable to any claim for indemnity under subsections (a)(i), (a)(iii) and (a)(v) of this Section 29.

     30.  SPECIAL ENVIRONMENTAL AGREEMENT.
          -------------------------------

          (a) Seller hereby represents to Buyer that with respect to the Existing Contamination (i) Norton Company owned and operated the Facility before such property was purchased by Seller (ii) that Seller is cooperating with the Agency to investigate and remediate the Existing Contamination and has submitted a workplan for Agency approval and (iii) that the Seller is presently engaged in litigation in the United States District Court for the Northern District of New York with Norton Company seeking a recovery of past investigative costs and a court declaration of prospective liability under CERCLA, among other causes of action ("the Norton Litigation").


          (b) Buyer covenants and agrees that Seller shall solely be entitled to any monetary recoveries or other equitable relief granted by the Court in the Norton Litigation and such recoveries or relief shall inure to the Seller's sole benefit and that it will permit Seller access at the Facility to the extent provided in the Access Easement so as to allow Seller to further investigate and remediate the Existing Contamination pursuant to the submitted workplan or supplemental workplans as agreed between Seller and the Agency (the "Workplan"). Subject to Seller's obtaining Agency approval of the Workplan and satisfying Seller's obligations pursuant thereto, with respect to the Existing Contamination, the Buyer acknowledges that the Facility may contain residual subsurface soil and groundwater environmental contamination after Seller's performance of its obligations under the Workplan. Notwithstanding the immediately preceding sentence, any liability with respect to such subsurface soil and groundwater environmental contamination shall remain the exclusive responsibility of Seller. Buyer further covenants and agrees that with respect to the Existing Contamination, except as required by applicable law, Buyer shall not request, demand or otherwise insist upon or attempt to influence, directly or indirectly, the Agency to require any additional investigation or remediation of the Existing Contamination other than to what Seller and the Agency may agree in the Workplan. Except as required by applicable law, in the event that Buyer requests, demands or otherwise insists upon or attempts to influence, directly or indirectly, the Agency to require any additional investigation or remediation over and above the remediation limits agreed to between Seller and the Agency so as to create any additional liability or expense, Buyer shall indemnify and hold harmless Seller against such liability and/or expense. In the event that a bona fide prospective purchaser of the Facility (a "Bona Fide Purchaser") proposes to conduct environmental due diligence at the Facility, the Buyer shall provide Seller with ten (10) days notice prior to the commencement of such investigation and shall promptly provide Seller with copies of all test results, reports and any other materials prepared by the Bona Fide Purchaser or its agents with respect to the Facility. If, as a result of such investigation, Buyer reasonably determines that it is legally required to notify applicable regulatory authorities with respect to the results of such investigation, such notification shall not be deemed a breach of Buyer's obligations to Seller under this Section 30.
d
          (c) Seller reserves the right to access the Facility for purposes of remediating the Existing Contamination as set forth in the Access Easement.

     31. BUYER'S INDEMNIFICATION.
         -----------------------

          (a) Buyer shall defend, indemnify, protect and hold Seller and any of its directors, officers and employees harmless against and in respect of:

               (i) Any loss, liability and costs arising out of or as a consequence of, the ownership or operation of the Business or Purchased Assets after the Closing;

               (ii) Any loss, liability, cost or expense resulting from any material misrepresentation, breach of warranty, omission from any representation or warranty or nonfulfillment of any agreement on the part of Buyer under this Agreement, or from any material misrepresentation in or omission from any schedule, certificate or other instrument furnished under this Agreement;

               (iii) Any material failure by Buyer to perform any obligation or duty required to be performed by it under any provision of this Agreement, including, without limitation, the Assumed Liabilities;

               (iv) Any failure by Buyer to perform its obligations required to be performed by it under Section 13; and

               (v) All actions, suits, proceedings, claims, demands, judgments, assessments, costs and expenses (including reasonable attorneys' fees) incident to any of the foregoing.

     32.  INDEMNIFICATION.
          ---------------

          32.1 CLAIMS FOR INDEMNIFICATION. Whenever any claim shall arise for indemnification under Section 29 or 31, the party seeking indemnification (the "Indemnified Party"), shall promptly notify the party from whom indemnification is sought (the "Indemnifying Party") of the claim and, when known, the facts constituting the basis for such claim; PROVIDED, HOWEVER, that any delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any liability or obligation hereunder to the extent of any damage or liability caused by or arising out of such failure. In the event of any such claim for indemnification hereunder resulting from or in connection with any claim or legal proceeding by a third party, the notice shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom. The Indemnified Party shall not settle or compromise any claim by a third party for which it is entitled to indemnification hereunder without the prior written consent, which shall not be unreasonably withheld or delayed, of the Indemnifying Party; PROVIDED, HOWEVER, that if suit shall have been instituted against an Indemnified Party and the Indemnifying Party shall not have taken control of such suit after notification thereof as provided in
Section 32.2 of this Agreement, the Indemnified Party shall have the right to settle or compromise such claim as provided in Section 32.2.

          32.2 DEFENSE BY THE INDEMNIFYING PARTY. In connection with any claim which may give rise to indemnity hereunder resulting from or arising out of any claim or legal proceeding by a person other than the Indemnified Party, the Indemnifying Party, at its sole cost and expense, may, upon written notice to the Indemnified Party, assume the defense of any such claim or legal proceeding if the Indemnifying Party acknowledges to the Indemnified Party in writing the obligation of the Indemnifying Party to indemnify the Indemnified Party with respect to all elements of such claim. If the Indemnifying Party assumes the defense of any such claim or legal proceeding, the Indemnifying Party shall select counsel reasonably acceptable to the Indemnified Party to conduct the defense of such claims or legal proceedings and at the sole cost and expense of the Indemnifying Party shall take all steps necessary in the defense or settlement thereof. The Indemnifying Party shall not consent to a settlement of, or the entry of any judgment arising from, any such claim or legal proceeding that (i) involves any non-monetary judgement affecting the Indemnified Party or (ii) does not involve the delivery of a general release in favor of the Indemnified Party, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed). The Indemnified Party shall be entitled to participate in (but not control) the defense of any such action, with its own counsel and at its own expense (except that the Indemnifying Party will be responsible for the fees and expenses of the separate co-counsel to the extent the Indemnified Party reasonably concludes that the counsel the Indemnifying Party has selected has a conflict of interest). If the Indemnifying Party does not assume the defense of any such claim or litigation resulting therefrom as provided in this Section 32 within 15 days after the date that the Indemnified Party has given notice of the claim to the Indemnifying Party: (a) the Indemnified Party may defend against such claim or litigation in such manner as it may deem appropriate, including, but not limited to, settling such claim or litigation on such terms as the Indemnified Party may deem appropriate; and (b) the Indemnifying Party shall be entitled to participate in (but not control) the defense of such action, with its counsel and at its own expense.

     33. EXCLUSIVE REMEDY. The parties intend that the indemnification provisions set forth herein shall be the exclusive remedy for a breach of a representation, warranty and covenant contained herein. Notwithstanding the foregoing, the Buyer shall be entitled to avail itself of remedies for fraud and for specific performance which may be available to the Buyer under applicable law.

     34. SEVERABILITY. The provisions of this Agreement shall be interpreted in such a manner as to comply with all applicable laws to the fullest extent possible; but if, notwithstanding such interpretation, any provision is determined to be illegal, invalid, or unenforceable, the remaining provisions of this Agreement shall not be affected, shall remain in full force, and shall continue to be binding upon the parties.

     35. COMPLETE AGREEMENT. This Agreement contains the entire understanding among the parties with respect to the transactions contemplated hereby and supersedes all other agreements and understandings among the parties and their officers, directors or employees. Except as expressly set forth in this Agreement, none of the parties has relied upon any oral representation or oral information given to it by any representative of either party.

     36. STRICT CONSTRUCTION. The parties acknowledge that this Agreement is the result of their joint efforts. Therefore, no party shall advance a position that any provision should be more strictly construed against another party on the basis that such other party was responsible for drafting any provision in dispute.

     37. KNOWLEDGE OF SELLER DEFINED. For purposes of this Agreement the terms "best knowledge of Seller", "best of Seller's knowledge" and similar terms shall mean the conscious awareness of any of the officers and employees of Seller set forth in SCHEDULE 37 attached hereto.

     38. EXPENSES. Whether or not the transactions contemplated herein shall be consummated, except for HSR Act filing fees which shall be the responsibility of the Buyer, each party hereto shall pay its own expenses incidental to the preparation for carrying this Agreement into effect and consummating this transaction. Seller shall be responsible for the payment of any "gains tax" imposed by the State of New York with respect to the sale of the Facility.

     39. SALES TAX. Buyer shall be responsible for the timely payment of New York Sales and Use Taxes and similar taxes imposed on the transactions contemplated hereby and Seller shall promptly remit to Buyer fifty percent (50%) of all amounts so paid upon receipt of evidence of payment thereof. Seller agrees to assist Buyer in any manner reasonably necessary to qualify for any New York Sales Tax exemptions available with respect to this transaction.

     40. APPLICABLE LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New Hampshire without regard to the conflicts of laws principles thereof and the parties agree that the exclusive venue and jurisdiction shall be in the United States District Court in the State of New Hampshire regarding any dispute, controversy or performance arising from this Agreement, except for the calculation of the Purchase Price Adjustment as set forth in Section 4(b).

     41. LITIGATION RELATING TO THE BUSINESS. It is possible that in the future, litigation may arise relating to the Business and which may relate directly or indirectly to the period prior to the Closing or the period subsequent to the Closing, or both.

Each of the parties agrees, therefore, that to the extent reasonable under the circumstances, it will fully cooperate with and provide information, records and documents to the other party with respect to any such litigation or potential litigation in which such other party or parties is or may be involved.

     42. SECTION HEADINGS. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     43. EXHIBITS. The Exhibits and Schedules attached hereto are an integral part of this Agreement and are incorporated herein by reference. The Schedule numbers refer to the number of the Section of this Agreement to which they relate.

     44. WAIVER. Each party may, at its option, waive in writing any or all of the conditions herein contained to which its obligations hereunder are subject.

     45. ASSIGNMENT. Neither party shall assign or transfer or purport to assign or transfer any of its rights or obligations under this Agreement without the written consent of the other party.

     46.  NOTICES.
          -------

          (a) All notices, requests, demands and other communications hereunder shall be in writing and shall be delivered personally or by facsimile or sent by registered or certified mail, postage prepaid, addressed as follows:

               (i)   If to the Buyer:

                         The Kendall Company
                         15 Hampshire Street
                         Mansfield, MA  02048
                         Attention:  General Counsel
                         Facsimile: (508) 261-8544

                      With a copy to:

                         Tyco International Ltd.
                         One Tyco Park
                         Exeter, NH  03833
                         Attention: General Counsel
                         Facsimile: (603) 778-7700

               (ii)  If to the Seller:

                         Nashua Corporation
                         44 Franklin Street
                         Nashua, New Hampshire  03061
                         Attention: Counsel
                         Facsimile:  (603) 880-2747

                      With a copy to:

                         Hale and Dorr
                         60 State Street
                         Boston, MA  02109
                         Attention:  John K. Stone III, Esq.
                         Facsimile:  (617) 526-5000

or at such other addresses or to the attention of such other office, as either party shall have designated in writing to the other.


          (b) In the absence of evidence of earlier receipt, any notice or other communication shall be deemed to have been duly given: (i) if delivered personally, when left at the address referred to in this Section; (ii) if by facsimile, on completion of its transmission; or (iii) if by registered or certified mail, upon receipt.

     47. PRESS RELEASES AND ANNOUNCEMENTS; CONFIDENTIALITY. The parties agree that, promptly following the execution and delivery of this Agreement, Seller shall issue a press release in mutually agreed upon form. Thereafter neither party shall issue any press release or public disclosure relating to the subject matter of this Agreement without the prior written approval of the other; PROVIDED, HOWEVER, that the Seller or Buyer may make any public disclosure it believes in good faith is required by law or regulation (in which case the disclosing party shall advise the other parties and provide the non-disclosing party with a copy of the proposed disclosure prior to making the disclosure). Prior to the Closing, Buyer shall not contact, directly or indirectly, (i) any existing or potential supplier, customer, creditor or competitor of Nashua Tape with respect to the transactions contemplated by this Agreement without the express prior written consent of the Seller; or (ii) any existing or former employee of Nashua Tape with respect to the transactions contemplated by this Agreement without the prior consent of the Seller.

     48. SPECIFIC PERFORMANCE. Each of the parties acknowledges and agrees that the other party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties agrees that the other party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof.

     49. COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have executed or caused duly authorized officers to execute this Agreement all as of the day first above written.


BUYER:                                      SELLER:

THE KENDALL COMPANY                         NASHUA CORPORATION


By: /s/ Mark H. Swartz                      By:
   --------------------------------            ---------------------------
   Mark H. Swartz


As Its: Vice President                      As Its:
        ---------------------------                -----------------------

     IN WITNESS WHEREOF, the parties hereto have executed or caused duly authorized officers to execute this Agreement all as of the day first above written.


BUYER:                                         SELLER:

THE KENDALL COMPANY                            NASHUA CORPORATION


By:                                            By: /s/ ???????????????
   --------------------------------            ---------------------------

As Its:                                        As Its: Vice President
      -----------------------------                   --------------------